Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
of Callidus Software Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Callidus Software Inc. to be filed on or about November 25, 2003, of our report dated November 6, 2003, relating to the consolidated balance sheets of Callidus Software Inc. and subsidiaries (the Company) as of December 31, 2001 and 2002 and September 30, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002 and for the nine-month period ended September 30, 2003, which report appears in the prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, dated November 19, 2003 and filed on November 20, 2003.

Our report dated November 6, 2003, contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

/s/ KPMG LLP

Mountain View, California
November 24, 2003